Exhibit 10.1
NOTICE: YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS AGREEMENT OF SETTLEMENT AND RELEASE. THEREFORE, PLEASE CONSIDER IT FOR AT LEAST TWENTY-ONE (21) DAYS BEFORE SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THIS GENERAL RELEASE.
AGREEMENT OF SETTLEMENT AND RELEASE
     This Agreement of Settlement and Release (“Agreement”) is effective this 1st day of July, 2008, by and between Richard P. Elliott for himself and any and all of his heirs, successors, assigns, agents, representatives, attorneys and all other affiliated and related individuals (collectively referred to as “EMPLOYEE”) and Park-Ohio Industries, Inc., a subsidiary of Park-Ohio Holdings Corp., individually (“PARK-OHIO”) and all of its affiliates, subsidiaries, directors, officers, present, former and future shareholders, representatives, employees, insurers, successors, agents, assigns, heirs, beneficiaries, personal representatives, executors, administrators and any and all persons acting by, through under or in concert with any of them (collectively referred to as “EMPLOYER”).
     WHEREAS, EMPLOYEE and PARK-OHIO terminated their employment relationship on July 1, 2008; and
     WHEREAS, EMPLOYEE desires to release EMPLOYER from any and all of EMPLOYEE’S potential and existing claims and disputes against EMPLOYER, whether known or unknown, as of the date of this Agreement; and
     WHEREAS, EMPLOYEE held a position of trust and responsibility as a key employee of PARK-OHIO and has acquired substantial knowledge of the identity of customers, suppliers, vendors, products, pricing plans, operations, procedures, innovations, business relationships, development projects, plans and other confidential information of EMPLOYER and the disclosure of such information in a manner not authorized could severely damage the business of EMPLOYER; and
     WHEREAS, EMPLOYER has a substantial interest in protecting its investment in its technology, operations and business activities, including the goodwill it has established with its customers.
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties, EMPLOYEE and PARK-OHIO hereby agree as follows:

     1. EMPLOYEE does hereby fully and forever release and discharge EMPLOYER of and from any and all claims, demands and complaints, whether in law or in equity, civil or criminal, vested or contingent, before any federal, state, local or private court, agency, arbitrator or other entity, whether for damages, wages, separation pay, front pay, back pay, vacation pay, attorneys’ fees, costs, expenses and/or any other relief or remedy arising from, based upon, or in any way connected with or relating to EMPLOYEE’S employment and/or the termination of his employment with PARK-OHIO during or after his employment with PARK-OHIO, whether known or unknown, under any contract and/or federal, state or local law, ordinance or regulation, including, but not limited to, laws or regulations covering unemployment insurance benefits, workers’ compensation, industrial accidents, the National Labor Relations Act, as amended (29 U.S.C. §141 et seq. and 29 U.S.C. §151 et seq.), Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991 (42 U.S.C. §2000e et seq.), Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §1001 et seq.), the Immigration Reform and Control Act (8 U.S.C. §1101 et seq.), the Americans with Disabilities Act of 1990 (42 U.S.C. §12101 et seq.), the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (29 U.S.C. §621 et seq.), the Fair Labor Standards Act, as amended (29 U.S.C. §201 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §651 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), Uniform Services Employment and Reemployment Rights Act (38 U.S.C. §4301 et seq.), the Worker Adjustment and Retraining Notification Act of 1988 (29 U.S.C. 2101 et seq.), and the Sarbanes-Oxley Act (18 U.S.C. 651 et seq.). EMPLOYEE further waives and releases any and all claims or demands arising under state or local law (e.g., Ohio Revised Code § 4112 et seq., Ohio Revised Code §4113.52 et seq., Ohio Revised Code §4123 et seq., Ohio Revised Code §4123.90 et seq., of like or similar import), including but not limited to, any and all common law claims including, but not limited to, breach of oral, express or implied contract, promissory estoppel, wrongful discharge, violation of public policy, and any and all claims of interference with lawful business relationships, intentional and/or negligent infliction of emotional distress, loss of consortium, any claims for personal injury, any claims for failing to obtain employment with any other person or employer, and any other claims under any other tort or contractual, common law or statutory theory that EMPLOYEE may have which arise out of, or in any way relate, directly or indirectly, to any aspect of EMPLOYEE’S employment and subsequent termination from employment with PARK-OHIO. EMPLOYEE further agrees that he has received, without incident or interference, any and all rights and benefits under the Family and Medical Leave Act and the Uniform Services Employment and Reemployment Rights Act.
     2. EMPLOYEE recognizes and understands that by executing this Agreement, EMPLOYEE shall be releasing EMPLOYER from any claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., as amended, by reason of any matters or things arising out of, or in any way connected with, directly or indirectly, any acts or omissions which would have occurred prior to and including the effective date of this Agreement.
     3. In consideration of the terms and conditions of this Agreement and subject to EMPLOYEE’s compliance with the terms and conditions of this Agreement and that certain Non-Competition/Non-Disclosure/Non-Solicitation Agreement (“Non-Competition Agreement”) PARK-OHIO hereby agrees to provide to EMPLOYEE the payments and benefits described in the following subparagraphs (a) and (b):
          (a) PARK-OHIO agrees to pay to EMPLOYEE $300,000.00 as separation pay, with all federal income, state income, Social Security/Medicare taxes, and any other applicable taxes or deductions being withheld (the “Separation Pay”). The Separation Pay will be paid in monthly installments for twelve (12) months in accordance with PARK-OHIO’S regular monthly payroll frequency. The first payment will be made at the first regular monthly payroll to occur following the date that is fourteen (14) days after the receipt by PARK-OHIO of this Agreement executed by EMPLOYEE (the “First Payment Date”). EMPLOYEE waives all rights to interest on the severance amount under common law, O.R.C. §1343.03(a) or any other law. EMPLOYEE agrees that PARK-OHIO has compensated EMPLOYEE for all hours worked in accordance with federal and state wage and hour laws and that the PARK-OHIO does not owe EMPLOYEE any unpaid wages.
          (b) Except as provided in this subparagraph (b) with respect to medical insurance plan coverage, EMPLOYEE’S participation in all benefit plans and programs provided by PARK-OHIO or any of its affiliates shall terminate on July 1, 2008. Notwithstanding the foregoing cessation of benefits, EMPLOYEE and his dependents (as defined in PARK-OHIO’S medical insurance plan) shall be entitled to continue participation in PARK-OHIO’s medical, dental and related healthcare insurance plans through the earlier of (i) the date EMPLOYEE becomes eligible for any such coverage under another employer’s or any other medical plan or (ii) June 30, 2009 (the “Medical Continuation Period”). During the Medical Continuation Period, EMPLOYEE shall be responsible for paying the employee’s portion of the medical insurance premium payments at the same rate that active employee’s, who have elected the same level of coverage, pay. EMPLOYEE hereby authorizes PARK-OHIO to deduct the employee medical premiums for the medical insurance coverage period in equal installments from EMPLOYEE’s separation payments hereunder. EMPLOYEE agrees that the coverage under the medical insurance plan provided during the Medical Continuation Period shall count against the medical insurance plan’s obligation to provide continuation coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). EMPLOYEE acknowledges and agrees that after June 30, 2009, EMPLOYEE shall only be entitled to purchase medical insurance in accordance with and pursuant to the time limits permitted and remaining under COBRA and EMPLOYEE shall be responsible for the payment of any and all premiums required to continue the medical insurance coverage under COBRA.
     4. All EMPLOYER owned property, including but not limited to hardware, software, printers, phones, electronics, computers, keys, identification cards and confidential and proprietary information, as well as open or closed non-confidential business files and records, and credit cards concerning EMPLOYER business whether held in paper, electronic or any other form, will be returned promptly by EMPLOYEE.
     5. EMPLOYEE shall not access any network systems managed or used by PARK-OHIO. EMPLOYEE will be permitted access to his PARK-OHIO email account for the forty five (45) days following the effective date of this Agreement. In further consideration of the payments to be made to EMPLOYEE hereunder, EMPLOYEE agrees to make himself available, cooperate with and provide PARK-OHIO reasonable assistance, as necessary, for the transition of EMPLOYEE’S assignments, including but not limited to turning over all matters in which EMPLOYEE was or is involved.
     6. EMPLOYEE acknowledges that he has not initiated a claim, lawsuit, charge of discrimination or any other legal proceeding against EMPLOYER.
     7. EMPLOYEE agrees never to file or otherwise initiate a lawsuit or any other legal proceeding, or seek damages against EMPLOYER regarding any claim that is released in this Agreement. While EMPLOYEE acknowledges and understands that by this Agreement he foregoes, among other things, any and all past and present rights to recover money damages arising out of EMPLOYEE’S employment and termination, the parties agree that this Agreement shall not preclude EMPLOYEE from filing any charge with the EEOC or similar administrative agency or from any way participating in any investigation, hearing, or proceeding of the EEOC. EMPLOYEE, however, agrees to waive any relief from any such administrative agency. Notwithstanding the foregoing, Agreement shall not affect EMPLOYEE’s right to receive unemployment compensation. EMPLOYEE further represents that he will not encourage, solicit, cooperate or participate in the investigation or prosecution of any action against EMPLOYER (other than an investigation of an administrative agency charge) unless EMPLOYEE is specifically subpoenaed to appear in such proceedings. Finally, EMPLOYEE agrees that he will not encourage, solicit or assist any former, current or future employee of EMPLOYER to pursue any claim(s) against EMPLOYER and will not discuss in any way with any former, current or future employees of EMPLOYER the pursuit of such claims.
     8. EMPLOYEE hereby acknowledges and agrees that in the event EMPLOYEE breaches any term or condition of this Agreement or the Non-Competition Agreement then PARK-OHIO shall be under no further obligation to pay EMPLOYEE any amounts or benefits under this Agreement which remain unpaid at the time of such breach. The foregoing shall be in addition to any other remedies PARK-OHIO may otherwise have under the law.
     9. EMPLOYEE acknowledges that by entering into this Agreement, EMPLOYER does not admit that it engaged in any wrongful or unlawful act or that it violated any federal, state or local statute, law, ordinance or regulation. EMPLOYEE further acknowledges that EMPLOYER specifically denies that it engaged in any wrongful or unlawful acts and that it is entering into this Agreement solely for the purpose of avoiding the time and expense involved in proceeding with a lawsuit. This Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, that exists or might exist as of the date of this Agreement.
     10. EMPLOYEE agrees to keep the terms of this Agreement confidential. EMPLOYEE further agrees that he will refrain from making any disparaging statements about EMPLOYER, or EMPLOYER’S personnel.
     11. EMPLOYEE represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representations or statements made by any other party hereto, or by any other party’s agents, representatives or attorneys. Further, EMPLOYEE expressly waives his rights to any information which is not disclosed prior to the execution of this Agreement.
     12. EMPLOYEE acknowledges that he was given at least twenty-one (21) days in which to consider whether to execute this Agreement before being required to make a decision. EMPLOYEE further acknowledges that he may revoke this Agreement for a period of seven (7) calendar days from the date he executed the Agreement. EMPLOYEE understands that if he exercises his right to revoke this Agreement, the agreements reflected herein will no longer be in effect. Any notice of revocation must be in writing and must be received by PARK-OHIO, Attention Legal Department, at 6065 Parkland Boulevard, Cleveland, Ohio 44124 prior to the expiration of the seven (7) calendar day revocation period.
     13. EMPLOYEE represents and warrants that he has neither made, nor suffered to be made, any assignment or transfer of any right, claim, demand or cause of action which is the subject of this Agreement and that EMPLOYEE is the sole and absolute legal and equitable owner of all rights, claims, demands or causes of action herein released.
     14. EMPLOYEE agrees to abide by and acknowledges the validity and enforceability of the Non-Competition Agreement which EMPLOYEE executed, and which is attached hereto and made a part hereof as Exhibit A. Should there be a conflict between the terms of this Agreement and the Non-Competition Agreement relating to subject matter of the Non-Competition Agreement, then the terms of the Non-Competition Agreement shall prevail. 15. The parties hereto acknowledge and agree that, in the event of default of EMPLOYEE’S obligations hereunder, EMPLOYER would suffer irreparable injury and EMPLOYER shall be entitled to immediate injunctive relief in addition to monetary damages, attorney fees and costs.
     16. This Agreement, the Non-Competition Agreement attached as Exhibit A, the Stock Option Agreements dated November 30, 2001, May 2, 2005 and April 12, 2007 and that certain letter agreement between EMPLOYER and EMPLOYEE dated July 11, 2008 constitute the entire agreements between EMPLOYEE and EMPLOYER and there are no other oral or written agreements between EMPLOYEE and EMPLOYER. No waiver, modification or amendment of any terms, conditions or provisions of this Agreement shall be valid or have any force or effect unless made in writing and signed by the parties.
     17. The parties acknowledge that this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio. The parties hereto voluntarily consent and allow the courts of the State of Ohio to assume jurisdiction over any disputes and/or controversies between the parties, arising out of or concerning this Agreement. The parties agree that any litigation arising out of this Agreement or concerning the rights and obligations hereunder shall be commenced and maintained in the appropriate courts of the State of Ohio.
     18. The provisions of this Agreement are severable, and the invalidity of any one or more of the provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, the remaining provisions shall be enforced to the maximum extent permitted by law. In addition, should a court of competent jurisdiction herein find any provision of the Non-Competition Agreement null and void or unenforceable, it is expressly agreed that EMPLOYER shall then be entitled to the maximum relief allowable by law as to geography, duration and scope of relief.
     19. Each payment and the provision of each benefit under this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code (“Code”). It is intended that this Plan comply with the provisions of Section 409A of the Code. This Plan will be administered in a manner consistent with such intent. Notwithstanding any other provision of this Agreement, PARK-OHIO shall not be obligated to guarantee any particular tax result for EMPLOYEE with respect to any payment provided to EMPLOYEE hereunder, and EMPLOYEE shall be responsible for any taxes imposed on EMPLOYEE with respect to any such payment.
     20. EMPLOYEE represents and affirms under penalties of perjury that he executes this Agreement knowingly and voluntarily, that he has been thoroughly advised of his right to discuss all aspects of this Agreement with counsel prior to executing this Agreement, that he understands the terms of this Agreement, that he has had a reasonable time to consider this Agreement, that its terms represent consideration in addition to anything of value to which he is already entitled, and that his attorney has explained the terms of this Agreement to him.

/s/ Richard P. Elliott EMPLOYEE

     SWORN TO BEFORE ME and subscribed in my presence this 17th day of July, 2008.

/s/ Linda Kold
Notary Public

Park-Ohio Industries, Inc.

By:	/s/ Robert D. Vilsack

Its:	Secretary and General Counsel

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